FORM OF
                            REVOLVING CREDIT NOTE


$__________                                                St. Louis, Missouri
                                                             December 17, 1996


FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, HUNTCO INC., a Missouri corporation ("Borrower"), hereby promises to pay to the order of [NAME OF BANK] ("Bank"), the principal sum of _________ Million Dollars ($_______), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrower pursuant to the Revolving Credit Agreement referred to below. The aggregate principal amount of Revolving Credit Loans which Bank shall be committed to have outstanding hereunder at any time shall not exceed _________ Million Dollars ($_______), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions hereof and of the Revolving Credit Agreement referred to below. Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount of such Revolving Credit Loans on the dates and at the rate or rates provided for in the Revolving Credit Agreement. All such payments of principal and interest shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Mercantile Bank National Association, 721 Locust Street, St. Louis, Missouri 63101.

Bank shall record the date, amount, type and maturity of each Revolving Credit Loan made by it to Borrower and the date and amount of each payment of principal made by Borrower with respect thereto, and may, if Bank so elects in connection with any transfer or enforcement of this Note, endorse on the schedules forming a part of this Note appropriate notations to evidence the foregoing information with respect to each such Revolving Credit Loan then outstanding; provided, however, that the obligation of Borrower to repay each Revolving Credit Loan made to Borrower hereunder shall be absolute and unconditional, notwithstanding any failure of Bank to make any such recordation or endorsement or any mistake by Bank in connection with any such recordation or endorsement. Bank is hereby irrevocably authorized by Borrower to so endorse this Note and to attach to and make a part of this Note a continuation of any such schedule as and when required. The books and records of Bank (including, without limitation, the schedules attached to this Note) showing the account between Bank and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

This Note is one of the Revolving Credit Notes referred to in the Revolving Credit Agreement dated the date hereof by and among Borrower, Huntco Nevada, Inc., Huntco Steel, Inc., Midwest Products, Inc., HSI Aviation, Inc., the Banks party thereto and Mercantile Bank National Association, as agent for the Banks (as the same may from time to time be amended, modified, extended or renewed, the "Revolving Credit Agreement"). The Revolving Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the occurrence of certain stated events and also for prepayments on account of principal hereof and interest hereon prior to the maturity hereof upon the terms and conditions specified therein. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

Upon the occurrence of any Event of Default under the Revolving Credit Agreement, Bank's obligation to make additional Revolving Credit Loans under this Note may be terminated in the manner and with the effect as provided in the Revolving Credit Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Revolving Credit Agreement.

In the event that any payment due under this Note shall not be paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this
Note is placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby promises to pay to the order of Bank, in addition to all other amounts otherwise due hereon, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

                                    HUNTCO INC.



                                    By:________________________
                                    Title:_____________________

                      SCHEDULE OF REVOLVING CREDIT NOTES
                        ISSUED UNDER DECEMBER 17, 1996
                          REVOLVING CREDIT AGREEMENT


     Mercantile Bank National Association..............$20,000,000
     Harris Trust and Savings Bank.....................$20,000,000
     NBD Bank..........................................$20,000,000
     Bank of America Illinois..........................$10,000,000
     SunTrust Bank, Atlanta............................$10,000,000


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